EXHIBIT 99.1

Dice Holdings Announces Appointment of Jim Friedlich to Board of Directors

NEW YORK, Jan. 15, 2015 /PRNewswire/ -- Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized websites for professional communities, today announced that Jim Friedlich, Chief Executive Officer at Empirical Media Advisors, has been appointed to the Company's board of directors.

"We welcome Jim to our Board and look forward to benefiting from his high level of expertise in media, including both operations and investment in traditional and digital media," said Michael Durney, President and Chief Executive Officer of Dice Holdings, Inc. "His deep knowledge of digital advertising sales, consumer marketing and business development will no doubt prove valuable to the company."

In his role as CEO at Empirical Media Advisors, Mr. Friedlich advises large media clients, focusing on revenue growth, change management and digital media transformation. He is the co-founder of private equity firm ZelnickMedia and was a general partner there until 2011, specializing in equity-backed turnarounds and restructuring media companies. Earlier in his career, Mr. Friedlich served as VP of Business Development – Digital Publishing and Vice President of International Sales, Marketing and Business Development at Dow Jones & Company/The Wall Street Journal.

"I'm excited to bring my diverse background in media to Dice, where through my board membership I can leverage my experience to help the company drive further growth," said Jim Friedlich, CEO of Empirical Media Advisors.

Mr. Friedlich attended Dartmouth College, earned an MBA from the Stanford University School of Business and a B.A. from Wesleyan University.

Mr. Friedlich will be serving on the Dice Holdings, Inc. board as a designee of the Quadrangle stockholders as permitted in the stockholders agreement.

About Dice Holdings, Inc.

Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized websites for professional communities, including technology and engineering, financial services, energy, healthcare, hospitality and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, Asia and Australia.

Investor Contact	Media Contact
Constance Melrose, 212-448-4181	Rachel Ceccarelli, 212-448-8288
ir@diceholdingsinc.com	dicemedia@dice.com
SOURCE Dice Holdings, Inc.